                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                                RPC INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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
                                   RPC, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 2170 PIEDMONT ROAD, NE, ATLANTA, GEORGIA 30324

TO THE HOLDERS OF THE COMMON STOCK:

    PLEASE TAKE NOTICE that the 1999 Annual Meeting of Stockholders of RPC, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday, April 27, 1999, at 9:00 A.M., or any adjournment thereof, for the following purposes:

    (1) To elect three Class I directors to the Board of Directors; and

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Proxy Statement dated April 1, 1999, is attached.

    The Board of Directors has fixed the close of business on February 26, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

    Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Linda H. Graham, Secretary

Atlanta, Georgia
April 1, 1999

                                PROXY STATEMENT

    This Proxy Statement and a form of proxy were first mailed to stockholders on or about April 1, 1999.

    The following information concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 27, 1999, is submitted to the stockholders for their information.

                   SOLICITATION OF AND POWER TO REVOKE PROXY

    A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors.

    A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority if he so elects, by contacting either proxyholder.

                                 CAPITAL STOCK

    The outstanding capital stock of the Company on February 26, 1999 consisted of 28,649,450 shares of Common Stock, par value $0.10 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on February 26, 1999, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    The name and address of each stockholder who owned beneficially five percent (5%) or more of the shares of Common Stock of the Company on February 26, 1999, together with the number of shares so owned and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executives"), and the executive officers and directors of the Company as a group (according to information received by the Company), is set out below:

                                                                                           AMOUNT       PERCENT OF
NAME AND ADDRESS                                                                         BENEFICIALLY   OUTSTANDING
OF BENEFICIAL OWNER                                                                       OWNED(1)        SHARES
---------------------------------------------------------------------------------------  -----------  ---------------
R. Randall Rollins.....................................................................  15,651,647(2)         54.6
2170 Piedmont Road, NE
Atlanta, Georgia
Gary W. Rollins........................................................................  15,635,851(3)         54.6
2170 Piedmont Road, NE
Atlanta, Georgia
FMR Corporation........................................................................   2,868,500(4)         10.0
82 Devonshire Street
Boston, Massachusetts
Richard A. Hubbell.....................................................................     276,608(5)          1.0
2170 Piedmont Road, NE
Atlanta, Georgia
Bobby Joe Cudd.........................................................................           0            0.0
2170 Piedmont Road, NE
Atlanta, Georgia
James A. Lane, Jr......................................................................     134,130(6)          0.5
2170 Piedmont Road, NE
Atlanta, Georgia
Ben M. Palmer..........................................................................      23,100(7)          0.1
2170 Piedmont Road, NE
Atlanta, Georgia
All Directors and Executive Officers as a group (11 persons)...........................  19,138,810(8)         66.8

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2) Includes 390,014 shares of the Company held as Trustee, Guardian, or Custodian for his children or as Custodian for the children of his brother, Gary W. Rollins. Also includes 1,385,560 shares of the Company in four trusts of which he is a Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 271,453 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 73,430 shares held by RWR Investment partnership, a Georgia limited partnership, of which Mr. Rollins is a general partner. Also includes 168,288 shares indirectly owned by Mr. O. Wayne Rollins' Estate. Mr. Rollins is the Co-Executor and Co-Trustee of this estate. Does not include 21,780* shares of the Company held by his wife.

(3) Includes 322,720 shares of the Company held as Trustee or Custodian for his children or as Custodian for the grandchildren of his brother, R. Randall Rollins. Also includes 1,358,680 shares of the Company in four trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 12,493,828 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 345,600 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 271,453 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 168,288 shares indirectly owned by Mr. O. Wayne Rollins' Estate. Mr. Rollins is the Co-Executor and Co-Trustee of this estate. Does not include 100,004* shares of the Company held by his wife.

(4) Based on information received by the Company, an aggregate of 2,868,500 shares are indirectly held by FMR Corporation. FMR has sole dispositive power with respect to all of these shares and has no voting power with respect to any of these shares. Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corporation, and Fidelity Low-Priced Stock Fund, an investment company for which Fidelity acts as an investment advisor, are also the beneficial owners of these shares. Fidelity votes these shares pursuant to guidelines established by the Board of Trustees of the Fund.

(5) Includes 64,000 shares subject to exercisable options and 133,000 shares of restricted stock awards.

(6) Includes 40,000 shares of restricted stock awards.

(7) Includes 6,000 shares subject to exercisable options and 16,200 shares of restricted stock awards.

(8) Shares held in trusts as to which more than one officer and/or director are Co-Trustees have been included only once. Includes an aggregate of 288,000 shares which may be purchased by 4 executive officers upon exercise of currently exercisable options or restricted stock grants awarded to or earned by them pursuant to the Company's 1984 Incentive Stock Option Plan and 1994 Employee Stock Incentive Plan.

* Messrs. R. Randall Rollins and Gary W. Rollins disclaim any beneficial interest in these holdings.

                             ELECTION OF DIRECTORS

    Three individuals are to be elected at the Annual Meeting to serve as Class I directors for a term of three years, and until the election and qualification of their successors. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company's Bylaws which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of the first three persons named below to three year terms as directors. Although Management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

    The name and age of each of the three nominees, his principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by him and the percentage of outstanding shares that ownership represents, all as of the close of business on February 26, 1999, (according to information received by the Company) are set out below. Similar information is also provided for those directors whose terms expire in future years. Each director was originally elected as a director shortly after incorporation of the Company in January 1984, with the exception of James A. Lane, Jr. and Richard A. Hubbell, who were elected as directors on January 27, 1987.

                                                                                                                       PERCENT OF
                                                                                                          COMMON       OUTSTANDING
NAMES OF NOMINEES                                        PRINCIPAL OCCUPATION(1)                  AGE   STOCK(2)*        SHARES
----------------------------------------  ------------------------------------------------------  ---   ----------    -------------
CLASS I (NEW TERM EXPIRES 2002)
------------------------------------------------------------------------------------------------
R. Randall Rollins(3)...................  Chairman of the Board and Chief Executive Officer of
                                          the Company; Chairman of the Board and Chief Executive
                                          Officer of Rollins, Inc. (consumer services) (since
                                          October 1991); Vice Chairman of the Board of Rollins,
                                          Inc. (prior to October 1991).                           67    15,651,647(4)     54.6

Henry B. Tippie.........................  Chairman of the Board and Chief Executive Officer of
                                          Tippie Services, Inc. (management services).            72     1,156,278(5)      4.0

James B. Williams.......................  Chairman of the Executive Committee, SunTrust Banks,
                                          Inc. (bank holding company)                             65        40,000         0.1

NAMES OF DIRECTORS
WHOSE TERMS HAVE
NOT EXPIRED
---------------------
CLASS II (TERM EXPIRES 2000)
------------------------------------------------------------------------------------------------
John W. Rollins(3)......................  Chairman of the Board and Chief Executive Officer of
                                          Rollins Truck Leasing Corp. (vehicle leasing and
                                          transportation); and Chairman of the Board of Dover
                                          Downs Entertainment Stock, Inc. (operator of a
                                          multi-purpose gaming and entertainment complex since                          less than
                                          October 1996).                                          82        12,408(6)      0.1

Bobby Joe Cudd..........................  Executive Vice President of the Company; President of
                                          Cudd Pressure Control, Inc. (subsidiary of the Com-
                                          pany).                                                  69             0         0.0

Richard A. Hubbell......................  President and Chief Operating Officer of the Company.   54       276,608(7)      1.0

Class III (Term Expires 2001)
------------------------------------------------------------------------------------------------
Wilton Looney...........................  Honorary Chairman of the Board of Genuine Parts Com-                          less than
                                          pany (automotive parts distributor).                    79         1,200         0.1

Gary W. Rollins(3)......................  President and Chief Operating Officer of Rollins, Inc.
                                          (consumer services).                                    54    15,635,851(8)     54.6

James A. Lane, Jr.......................  Executive Vice President of the Company; President of
                                          Chaparral Boats, Inc. (subsidiary of the Company).      56       134,130(9)      0.5

(1) Unless otherwise noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the boards of directors of the following companies: Henry B. Tippie: Rollins Truck Leasing Corp., Safety-Kleen Corporation, Matlack Systems, Inc. and Dover Downs Entertainment, Inc.; John W. Rollins: Matlack Systems, Inc.; James B.
    Williams: The Coca-Cola Company, Genuine Parts Company, Sonat, Inc., and Georgia-Pacific Corporation; Gary W. Rollins: Rollins Truck Leasing Corp.;
    R. Randall Rollins: SunTrust Banks, Inc., SunTrust Banks of Georgia and Dover Downs Entertainment, Inc. All of the directors shown in the above table, with the exception of Messrs. Hubbell, Lane and Cudd, are also directors of Rollins, Inc.

(2) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3) R. Randall Rollins and Gary W. Rollins are brothers. John W. Rollins is their uncle.

(4) See information contained in footnote (2) to the table appearing in Capital Stock section.

(5) Includes 906,278 shares of Common Stock of the Company in trusts of which he is a Trustee or Co-Trustee and as to which he shares voting and investment power.

(6) Does not include 15,608 shares held by his wife as custodian for his children. Mr. Rollins disclaims any beneficial interest in these holdings.

(7) See information contained in footnote (5) to the table appearing in Capital Stock section.

(8) See information contained in footnote (3) to the table appearing in Capital Stock section.

(9) See information contained in footnote (6) to the table appearing in Capital Stock section.

            BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS

    During 1998 non-employee Directors received from the Company $1,000 for each meeting of the Board of Directors or committee they attended, plus $10,000 per year.

    The Audit Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. The Audit Committee held two meetings during the fiscal year ended December 31, 1998. Its functions are to select a firm of independent public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year for which they are appointed and to monitor the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Compensation Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. It held one meeting during the fiscal year ended December 31, 1998. The functions of the Compensation Committee are to review the Company's executive compensation structure and to report to the Board any changes to insure continued effectiveness. The Board of Directors met four times during the fiscal year ended December 31, 1998. The Company does not have a nominating committee of the Board of Directors. No director attended fewer than 75 percent of Board Meetings and meetings of committees on which he served during the fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the directors named above who serve on the Company's Compensation Committee are or have ever been employees of the Company. No executive officer of the Company serves on a Compensation Committee of another company. R. Randall Rollins, an executive of the Company, serves on the Board of Directors of both SunTrust Banks, Inc. and SunTrust Banks of Georgia, a subsidiary of SunTrust Banks, Inc. Mr. Williams is the Chairman of the Executive Committee, SunTrust Banks, Inc. Mr. Rollins is not on the Compensation Committee of SunTrust Banks, Inc., or SunTrust Banks of Georgia. All banking services provided to the Company by SunTrust Banks of Georgia are priced at market-competitive rates.

                             EXECUTIVE COMPENSATION

    Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 1998, 1997, and 1996 of those persons who were at December 31, 1998
(i) the chief executive officer and (ii) the other Named Executives of the
Company:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                       COMPENSATION AWARDS (3)
                                                                      --------------------------
                                                      ANNUAL          RESTRICTED
                                                   COMPENSATION          STOCK      SECURITIES
                                               ---------------------    AWARDS      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR       SALARY      BONUS       ($) (1)     OPTIONS (#)     COMPENSATION(2)
--------------------------------     -----     ---------  ----------  -----------  -------------  -------------------

R. Randall Rollins..............        1998   $ 450,000  $        0           0             0         $       0
  Chairman of the Board                 1997     400,000           0           0             0                 0
  & Chief Executive Officer             1996     340,000           0           0             0                 0

Richard A. Hubbell..............        1998     400,000     100,000           0        50,000             1,920
  President & Chief Operating           1997     350,000     175,000     150,000        20,000             1,920
  Officer                               1996     280,000     140,000      53,250        40,000             1,800

Bobby Joe Cudd..................        1998     119,264      15,167           0             0               848
  Executive Vice President, and         1997     110,090      36,680           0             0             1,419
  President, Cudd Pressure              1996     118,254           0           0             0             1,419
  Control

James A. Lane, Jr...............        1998      67,841   1,900,350           0             0             1,920
  Executive Vice President, and         1997      67,841   1,532,744           0             0             1,920
  President, Chaparral Boats,           1996      69,146   1,274,925           0             0             1,800
  Inc.

Ben M. Palmer(4)................        1998     137,500      31,250     102,000        10,000             1,920
  Vice President, Chief                 1997     117,500      31,250      75,000        10,000             1,674
  Financial                             1996      50,447      22,000           0             0                 0
  Officer, and Treasurer

(1) The total number of shares held and their values on December 31, 1998 were as follows: Mr. Hubbell, 120,000 shares valued at $885,000 of which 2,000 shares are subject to issuance upon meeting performance criteria as defined in the related Performance Restricted Stock Agreement; Mr. Lane, 40,000 shares valued at $295,000; and Mr. Palmer, 18,000 shares valued at $132,750 of which 4,800 shares are subject to issuance upon meeting performance criteria as defined in the related Performance Restricted Stock Agreement. The December 31, 1998 values are based on the December 31, 1998 closing market stock price of $7.375 and do not take into account any diminution of value attributable to vesting provisions on these shares. Time-Lapse Restricted Stock vests ten years from the date of grant. This stock is forfeited if the employment of the Named Executive terminates prior to vesting for reasons other than death, retirement or permanent disability. During these ten years, grantees receive all dividends declared and retain voting rights for the granted shares. Performance Restricted Stock is granted, but not earned and issued, until certain five year tiered performance criteria are met. The performance criteria are predetermined market prices of the Company's stock. On the date the stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the stock vests five years from the determination date. After the determination date, the grantee will receive all dividends declared and also voting rights to the shares.

(2) Effective July 1, 1984, the Company adopted the RPC, Inc. 401(k) Plan ("401(k) Plan"), a qualified retirement plan designed to meet the requirements of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides for a matching contribution of forty cents ($.40) for each one dollar ($1.00) of a participant's contribution to the 401(k) Plan, not to exceed 3 percent of his or her annual compensation (which includes commissions, overtime and bonuses). A participant's voluntary pretax salary deferrals made under the 401(k) Plan are in lieu of payment of compensation to the participant. The amounts shown in this column represent the Company match for the Named Executives.

(3) All share amounts reflect the December, 1997 two-for-one stock split.

(4) Compensation for 1996 reflects compensation received from July 8, 1996, the date on which Mr. Palmer became employed by the Company.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1998

    The following table sets forth stock options granted in the fiscal year ending December 31, 1998 to each of the Company's Named Executives. Employees of the Company and its subsidiaries are eligible for stock option grants based on individual performance. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year term, assuming compound rates of stock appreciation of five percent and ten percent. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on the market price on the grant date.

                                                    INDIVIDUAL GRANTS (1)
                                -------------------------------------------------------------
                                                    PERCENT                                     POTENTIAL REALIZABLE
                                  NUMBER OF        OF TOTAL                                       VALUE AT ANNUAL
                                 SECURITIES         OPTIONS                                     RATES OF STOCK PRICE
                                 UNDERLYING       GRANTED TO                                      APPRECIATION FOR
                                   OPTIONS         EMPLOYEES       EXERCISE OR                    OPTION TERM (2)
                                   GRANTED         IN FISCAL       BASE PRICE     EXPIRATION   ----------------------
NAME                                 (#)             YEAR            ($/SH)          DATE       5% ($)      10% ($)
------------------------------  -------------  -----------------  -------------  ------------  ---------  -----------
R. Randall Rollins............            0           --               --             --          --          --
Richard A. Hubbell............       50,000(3)            23%           12.75       01/27/08     400,920    1,016,011
Bobby Joe Cudd................            0           --               --             --          --          --
James A. Lane, Jr.............            0           --               --             --          --          --
Ben M. Palmer.................       10,000(4)             5%           12.75       01/27/08      80,184      203,202

(1) Options were granted on January 27, 1998 at a price of $12.75 per share. No Stock Appreciation Rights were granted to the Named Executives during 1998.

(2) These amounts, based on assumed appreciation rates of five percent and ten percent as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

(3) These Stock Options expire after ten years. Of the total granted to Mr. Hubbell, 20,068 are incentive stock options, and 29,932 are non-qualified. The incentive stock options vest and become exercisable over five years as follows: 7% in the first year, 13% in the second and third years, 27% in the fourth year, and 40% in the fifth year. The non-qualified options vest and become exercisable over five years as follows: 29% in the first year, 24% in the second and third years, 15% in the fourth year, and 8% in the fifth year.

(4) These Incentive Stock Options vest and become exercisable 20 percent each year over five years and expire after ten years.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1998
                         AND YEAR-END OPTION/SAR VALUES

                                                                               NUMBER OF
                                                                               SECURITIES          VALUE OF
                                                                               UNDERLYING         UNEXERCISED
                                                                              UNEXERCISED        IN-THE-MONEY
                                                                             OPTIONS/SAR'S       OPTIONS/SAR'S
                                                                             AT FY-END (#)     AT FY-END ($)(1)
                                          SHARES ACQUIRED        VALUE        EXERCISABLE/       EXERCISABLE/
NAME                                      ON EXERCISE (#)    REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
---------------------------------------  ------------------  -------------  ----------------  -------------------
R. Randall Rollins.....................               0                 0                0/0                  0/0
Richard A. Hubbell.....................               0                 0      70,200/94,400       246,988/85,350
Bobby Joe Cudd.........................               0                 0                0/0                  0/0
James A. Lane, Jr......................               0                 0                0/0                  0/0
Ben M. Palmer..........................               0                 0       2,000/18,000                  0/0

(1) Based on the closing price of Company Common Stock on the New York Stock Exchange on December 31, 1998 of $7.375 per share.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER COMPANY FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

    During the fiscal year 1998, the members of the Compensation Committee of the Board of Directors held primary responsibility for determining executive compensation levels. The Compensation Committee is comprised of outside directors who are not eligible to participate in the plans and over whose name this report is presented.

    The Company is engaged in highly competitive industries. The actions of the executive officers have a profound impact on the short-term and long-term profitability of the Company; therefore, the design of the executive officer compensation package is very important. In order to retain key employees, the Company has an executive compensation package that is driven by an increase in shareholder value, the overall performance of the Company, and the individual performance of the executive. The measures of the Company's performance include revenue and net income.

    Pursuant to the above compensation philosophy, the three main components of the executive compensation package are base salary, cash incentive plans, and stock based incentive plans.

BASE SALARY

    The factors subjectively used in determining base salary include the recent profit performance of the Company, the magnitude of responsibilities, the scope of the position, individual performance, and the pay received by peers in similar positions in the same geographic area. These factors are not used in any specific formula or weighting. The salaries of the Named Executives are reviewed annually. Increases to base salaries for the Named Executives ranged up to 20 percent based on individual performance.

CASH BASED INCENTIVE PLANS

    The Company has individualized cash based incentive plans developed to reward individual performance. The Company includes several subsidiaries conducting business in unrelated industries, so each compensation plan was designed to be motivational and appropriate, based on the norms in that industry.

    The annual cash based incentive compensation package for the executive officers is developed by the Chief Executive Officer of the Company prior to the end of each fiscal year. It is based upon performance objectives for the ensuing fiscal year. The Named Executives participate in a variety of individualized performance bonus plans designed to encourage achievement of short-term objectives. These plans all have payouts subjectively based on net income, budget objectives, and other individual specific performance objectives. The specific performance objectives relate to each executive improving the contribution of his functional area of responsibility to further enhance the earnings of the Company. The performance objectives and incentive package are then reviewed by the Committee and are either accepted or modified. The Chief Executive Officer does not participate in the cash incentive plans.

    One of the Named Executives, James A. Lane, Jr. has an employment agreement with the Company that was first entered into as part of the Company's acquisition of Chaparral Boats, Inc. on November 4, 1986. Under this agreement, Mr. Lane receives an annual cash incentive bonus of 10 percent of pretax profit of Chaparral Boats, Inc. This incentive payment was approximately 97 percent of the total cash compensation paid to this executive in 1998. During 1998, Mr. Lane received in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met during one fiscal year.) The Company obtained stockholder approval of this agreement at the April 25, 1995 Stockholders' Meeting in order to qualify for the performance related compensation exemption.

STOCK BASED INCENTIVE PLANS

    Awards under the Company's Stock Option Plans are purely discretionary, and are not based on any specific formula and may or may not be granted in any given fiscal year. Grants are made under the Plan by and the Plan is administered by non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. When considering the grant of stock options, the Compensation Committee gives consideration to the overall performance of the Company and the performance of individual employees. The Chief Executive Officer, R. Randall Rollins, maintains significant ownership interest in the Company, and was, therefore, not considered for grants in 1998 under the 1994 Employee Stock Incentive Plan. During the fiscal year 1998, the Named Executives were granted a total of 60,000 Stock Options and were awarded 4,000 shares of Time Lapse Restricted Stock and 4,000 shares of Performance Restricted Stock. In general, these grants were based upon the scope of the position and the individual performance of each individual.

    Except as discussed for Mr. Lane above, the Committee thinks it unlikely that any participants in the Company's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met) during any fiscal year, and has therefore, determined that since the exemption requirement does not apply, the Company will not change its various compensation plans, or otherwise meet the requirements of such exemption, at this time.

CEO PAY

    The CEO's compensation is determined by the Compensation Committee. For fiscal year 1998, the cash compensation of R. Randall Rollins, Chairman and Chief Executive Officer, was $450,000. This represents the total compensation for Mr. Rollins, no portion of which was in performance driven bonuses or stock based incentive plans. As is the case with respect to the other Named Executives, the CEO's compensation is based upon the long-term growth in net income, stockholder value improvements as well as the CEO's individual performance. The decision of the Committee is subjective and is not based upon any specific formula or guidelines. The CEO does not participate in the deliberations of the Committee when his salary or incentive is determined. Neither the CEO nor any other member of the Compensation Committee participates in any Company incentive program.

                                          COMPENSATION COMMITTEE

                                          Henry B. Tippie, Chairman
                                          Wilton Looney
                                          James B. Williams

                            COMMON STOCK PERFORMANCE

    As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a 5-year comparison of the cumulative total stockholder return based on the performance of the stock of the Company, assuming dividend reinvestment, as compared with both a broad equity market index and an industry or peer group index. The indices included in the following graph are the S & P 500 Index and a peer group which includes companies that are considered peers of the subsidiaries of the Company. The companies included in the peer group have been weighted according to each respective issuer's stock market capitalization at the beginning of each year. The companies are Brunswick Corporation which competes with the Company's boat manufacturing subsidiary; and Weatherford International, Inc. (formerly known as Weatherford Enterra, Inc.), which competes with one of the largest oil and gas services subsidiaries of the Company.

                            COMPARISON OF FIVE-YEAR
                            CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                RPC COMMON STOCK         S&P 500      PEER GROUP
12/31/93                  100                 100            100
12/31/94                89.69              101.32         106.23
12/31/95               107.34              139.40         145.00
12/31/96               176.47              171.40         171.97
12/31/97               279.02              228.59         263.30
12/31/98               176.66              293.91         165.59

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to June 30, 1984, the Company was a wholly-owned subsidiary of Rollins, Inc. ("Rollins"). On June 30, 1984, Rollins effected a spin-off distribution to its stockholders of all of the outstanding shares of the Company (the "Spin-off"). Messrs. Gary W. Rollins and R. Randall Rollins, named in the table under "Capital Stock" on page 2, have substantially similar interests in Rollins.

    The Company receives certain administrative services from Rollins. The service agreements between Rollins and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges to the Company (or to corporations which are subsidiaries of the Company) for such services aggregated $425,019 in 1998.

                                 BENEFIT PLANS

    The Company's Retirement Income Plan, effective July 1, 1984, is a trusteed defined benefit pension plan. The amounts shown on the following table are those annual benefits payable for life on retirement at age 65. The amounts computed in the following table assume: (a) that the participant remains in the service of the Company until his normal retirement date at age 65; (b) that the participant's earnings continue at the same rate as paid in the fiscal year ended December 31, 1998 during the remainder of his service until age 65; (c) that the normal form of benefit is a single-life annuity, and (d) that the Plan continues without substantial modification. The column entitled remuneration represents all compensation in the Summary Compensation Table included herein.

PENSION PLAN TABLE

REMUNERATION      15         20         25         30         35
-------------  ---------  ---------  ---------  ---------  ---------
 $   100,000   $  22,500  $  30,000  $  37,500  $  45,000  $  45,000
     200,000      45,000     60,000     75,000     90,000     90,000
     300,000      67,500     90,000    112,500    135,000    135,000
     400,000      90,000    120,000    150,000    180,000    180,000
     500,000     112,500    150,000    187,500    225,000    225,000
     600,000     135,000    180,000    225,000    270,000    270,000
     700,000     157,500    210,000    262,500    315,000    315,000
     800,000     180,000    240,000    300,000    360,000    360,000
     900,000     202,500    270,000    337,500    405,000    405,000
   1,000,000     225,000    300,000    375,000    450,000    450,000

    The above table does not reflect the Plan offset for Social Security average earnings, the maximum benefit limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the maximum compensation limitation under Section 401(a)(17) of the Code.

    Retirement income benefits are based on the average of the employee's compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years ("final average compensation") immediately preceding the employee's retirement date or, if earlier, the date of his termination of employment. All full-time corporate employees of the Company and its subsidiaries (other than employees subject to collective bargaining agreements) are eligible to participate in the Retirement Income Plan after completing 1 year of service as an employee. The benefit formula is 1 1/2 percent of final average compensation less 3/4 percent of final average FICA earnings multiplied by years of service (maximum 30 years). The Plan also provides reduced early retirement benefits under certain conditions. In accordance with the Code, the maximum annual benefit that could be payable to a Retirement Income Plan beneficiary in 1998 was $130,000. However, this limitation does not affect previously accrued benefits of those individuals who became entitled to benefits in excess of $130,000 prior to the effective date of the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986. In accordance with the Code (as amended by the Omnibus Budget Reconciliation Act of 1993), the maximum compensation recognized by the Retirement Income Plan was $160,000 in 1998. Retirement benefits accrued at the end of any calendar year will not be reduced by any subsequent changes in the maximum compensation limit. Participants in the Rollins, Inc. Retirement Income Plan who transferred their employment to the Company as a result of the Spin-off participated immediately in the Plan. The current credited years of service for the five individuals named in the executive compensation table are: R. Randall Rollins--30, Bobby Joe Cudd--21, Richard A. Hubbell--12, James A. Lane, Jr.--11, Ben M. Palmer--2.

    Effective July 1, 1984, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code ("401(k) Plan"). The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant's accrued benefit is payable upon his termination of employment, attainment of age 59 1/2 (with respect to pre-tax deferrals only), retirement, total and permanent disability, or death. Amounts contributed to the accounts of Named Executives for 1998 under this plan are reported in the "All Other Compensation" column of the Summary Compensation Table included herein.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the auditors for the Company for the fiscal year ended December 31, 1998. As is its policy, upon the recommendation of the Audit Committee, the Board of Directors shall select a firm of independent public accountants for fiscal 1999. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting to answer questions and make a statement should such representative so desire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company has completed a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company by all Directors, Officers and greater than 10 percent stockholders subject to the provisions of Section 16 of the Securities Exchange Act of 1934. In addition, the Company has a written representation from all Directors, Officers and greater than 10 percent stockholders from whom no Form 5 was received, indicating that no Form 5 filing was required. Based solely on this review, the Company believes that filing requirements of such persons under Section 16 for the fiscal year ended December 31, 1998 have been satisfied.

                             STOCKHOLDER PROPOSALS

    Appropriate proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by December 3, 1999 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by February 16, 2000 in order to be considered timely. If such stockholder proposals are not timely received, proxyholders will have discretionary voting authority with regard to any such stockholder proposals which may come before the Annual Meeting. With regard to such stockholder proposals, if the date of the 2000 Annual Meeting is subsequently advanced or delayed by more than 30 days from the date of the 1999 Annual Meeting, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

                      VOTING PROCEDURES AND VOTE REQUIRED

    The Chairman of the Board of Directors of the Company will select a representative of the Company's transfer agent as Inspector of the Election, to determine the eligibility of persons present at the Meeting to vote and to determine whether the name signed on each proxy card corresponds to the name of a stockholder of the Company. The Inspector shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Meeting) exists at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Meeting, the Inspector shall tabulate (i) the votes cast for or against each proposal or nominee for director and (ii) the abstentions in respect of each proposal.

    In accordance with the Delaware General Corporation Law, the election of the nominees named herein as directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast in favor of each nominee, and hence only votes for a nominee (and not abstentions or broker non-votes) are relevant to the outcome.

                                 MISCELLANEOUS

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is being mailed to stockholders with this proxy statement.

    Management knows of no business other than the matters set forth herein which will be presented at the meeting. Inasmuch as matters not known at this time may come before the meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Linda H. Graham, Secretary

Atlanta, Georgia
April 1, 1999

                                     ANNEX
                                   RPC, INC.
             PROXY SOLICITED BY THE BOARD OF DIRECTORS OF RPC, INC.
     FOR ANNUAL MEETING OF STOCKHOLDERS TUESDAY, APRIL 27, 1999, 9:00 A.M.

    The undersigned hereby constitutes and appoints GARY W. ROLLINS and R. RANDALL ROLLINS, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 1999, at 9:00 A.M. at 2170 Piedmont Road, NE, Atlanta, Georgia, or any adjournment thereof.

    The undersigned acknowledges receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated April 1, 1999, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as follows:

1.         / / FOR R. Randall Rollins, Henry B.     / / FOR all Class I nominees,            / / ABSTAIN from voting for the
               Tippie, and James B. Williams as       EXCEPT AS INDICATED BELOW              election of all Class I nominees
               Class I Directors

  (INSTRUCTIONS: TO REFRAIN FROM VOTING FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------

2. ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                     (OVER)

                                   RPC, INC.

    ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" THE ABOVE-NAMED NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                            PROXY

                                             Please sign below, date and return
                                                          promptly.
                                             ___________________________________
                                             ___________________________________
                                        Signature
                                             Dated: ______________________, 1999
                                          (Signature should conform to name and
                                          title stenciled hereon. Executors,
                                          administrators, trustees, guardians
                                          and attorneys should add their title
                                          upon signing.)

   NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND
                          MAILED IN THE UNITED STATES.